Exhibit 99.1

Laird Superfood Completes Acquisition of Navitas LLC

Supported by $50 Million Investment from Nexus Capital Management LP

Boulder, Colorado – March 12, 2026 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood,” “Laird” or the “Company”), today announced the completion of its previously announced acquisition of all of the outstanding equity of Navitas LLC (“Navitas”) for a purchase price of $38.5 million (the “Navitas Acquisition”). The Navitas Acquisition was funded through the concurrent private placement (the “Nexus Investment” and, together with the Navitas Acquisition, the “Transactions”) of $50.0 million of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to affiliates of Nexus Capital Management, LP (“Nexus”). The Transactions were approved by the Company’s stockholders at a special meeting held on March 11, 2026.

With the closing of these Transactions, Laird Superfood enters a new chapter as a scaled platform in functional nutrition. “Today marks a pivotal milestone for our Company,” said Jason Vieth, Chief Executive Officer of Laird Superfood. “By bringing Navitas into the Laird Superfood family, we are combining two pioneering brands united by a shared commitment to clean-ingredient, high-quality nutrition. Together, we believe that we have the product breadth, supply chain capabilities and consumer reach to accelerate growth and deliver on our vision of building a leading positive nutrition platform.”

The combination is equally significant for Navitas. “We are thrilled to officially join forces with Laird Superfood,” said Ira Haber, Chief Executive Officer of Navitas. “Our brands share a deep-rooted mission of making nutrient-dense, minimally processed foods accessible to consumers everywhere. As part of this combined platform, we are well positioned to reach new audiences, drive innovation across our product portfolios and continue delivering on the quality and integrity that Navitas customers have come to expect.”

The investment from Nexus provides the capital to support the combined company’s growth ambitions and future strategic transactions. “We are pleased to formalize our partnership with Laird Superfood at this transformative moment for the business,” said Michael Cohen, Partner at Nexus. “Laird has built a differentiated portfolio of premium products with strong consumer loyalty, and the addition of Navitas meaningfully strengthens that position. We look forward to working alongside the management team to drive long-term value creation.”

“Laird Superfood and Navitas are two brands built on authenticity and a commitment to real, nutrient-dense food,” added Kayla Dean Obia, Principal at Nexus. “These transactions create a powerful platform for innovation, expanded distribution and long-term growth — all while staying true to the values that resonate with today’s health-conscious consumers. With the Nexus Investment structured to provide additional growth capital, we are well positioned to pursue complementary food and beverage brands as the Company continues to scale as a positive nutrition platform.”

Advisors

Haynes and Boone, LLP served as legal counsel to Laird. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to Nexus. William Hood & Company, LLC served as exclusive financial advisor to Navitas. Brownstein Hyatt Farber Schreck, LLP served as legal counsel to Navitas.

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are clean, delicious, and functional. Our products are designed to enhance a consumer’s daily ritual and keep them fueled naturally throughout the day. Laird Superfood was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested and made with real ingredients. Shop all products online at www.lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

About Navitas

Navitas LLC is a leading premium food brand specializing in high-quality, healthy, organic superfoods sold in natural and conventional grocery, club and ecommerce channels. Navitas LLC was founded in 2003 and has a 20+ year history as a pioneer in superfoods with a premium, purpose-driven platform of organic, functional food products that resonate with today’s health-conscious consumer. For more information on Navitas LLC, please visit www.navitasorganics.com.

About Nexus Capital Management

Nexus Capital Management LP is an alternative asset investment management company based in Los Angeles, California that was founded in 2013. Nexus employs a flexible investment mandate that focuses on long-term value creation by partnering with leading management teams and businesses. For more information on Nexus, please visit www.nexuslp.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding the (i) estimates of future synergies, growth opportunities, savings and efficiencies as a result of the Navitas Acquisition, (ii) expectations regarding Laird’s ability to effectively integrate assets and properties acquired as a result of the Navitas Acquisition and (iii) expectations of future plans, priorities, focus and benefits of the Transactions. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or the antonyms of these terms or other comparable terminology. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (i) the inability of the Company to realize any anticipated synergy benefits of the Navitas Acquisition, (ii) the inability of the Company to integrate Navitas’s operations, (iii) fluctuations and volatility in the Company’s stock price, (iv) the ability of the Company to successfully execute its strategic plans, (v) the ability of the Company to maintain customer and supplier relationships and (vi) the timing and market acceptance of new product offerings. More information about factors that could cause actual results to materially differ from those described in the forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission.

Investor Relations Contact

Trevor Rousseau

investors@lairdsuperfood.com